UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2013

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas		77067
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2013, Noble Energy, Inc. (the "Company") entered into Retention and Confidentiality Agreements (the "Retention Agreements") with Ted. D. Brown and Rodney D. Cook (the "key executives"), each a Senior Vice President and advisor to the President and Chief Executive Officer of the Company. The Retention Agreements provide for the key executive's employment with the Company to continue until June 30, 2014 (or such earlier date as the key executive and the Company mutually agree) and in return the key executive will receive continued vesting of unvested stock options and shares of restricted stock previously awarded to that key executive, subject to certain conditions.
The original agreements that govern these equity awards provided that all unvested stock options and unvested shares of restricted stock would be forfeited by the key executive upon termination of his employment with the Company. The Retention Agreements amend those terms to provide that, if the conditions are satisfied, any unvested stock options or unvested shares of restricted stock previously granted to the key executive will not be forfeited upon the termination of his employment and will continue to vest as if the key executive remained employed by the Company until February 1, 2016. If the key executive terminates employment with the Company before June 30, 2014 (or such earlier date as he and the Company mutually agree) or if the key executive is terminated for cause, the continued vesting will not apply so that he will forfeit any unvested equity awards.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: May 7, 2013	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Senior Vice President, General Counsel & Secretary